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                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                            SIX MONTHS ENDED
                                                              JUNE 30, 2000
                                                              -------------
EARNINGS BEFORE FIXED CHARGES:
Income before income taxes and minority interest                  $  515
Plus:    Fixed charges                                               226
Less: Equity income in unconsolidated affiliates                       6
         Minority interest                                            60
                                                                  ------
Earnings available to cover fixed charges                         $  675
                                                                  ======

FIXED CHARGES (1):
Interest, including amortization of deferred
   financing costs                                                $  136
Minority interest                                                     60
Interest portion of rental payment                                    30
                                                                  ------

Total fixed charges                                               $  226
                                                                  ======

RATIO OF EARNINGS TO FIXED CHARGES (2)                              2.99x
                                                                  ======

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(1) Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2) Income before income taxes and minority interest includes other charges of $83 million. Excluding such charges, the ratio of earnings to fixed charges is 3.35x.